Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VOLTARI CORPORATION
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)
Voltari Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),
DOES HEREBY CERTIFY:
FIRST: That the name of this corporation is Voltari Corporation, that this corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) on December 14, 2012 under the name Mobile Systems Corp. and that the name of the Corporation was changed to Voltari Corporation on January 16, 2013. The certificate of incorporation, as amended, was amended and restated in its entirety on February 8, 2013.
SECOND: That this Certificate of Amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL. The Board of Directors of the Corporation, on July 18, 2014, duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendment be considered by the holders of the Corporation’s 13% Redeemable Series J Preferred Stock (the “Preferred Stockholders”). In lieu of a meeting and vote of the Preferred Stockholders, the necessary number of Preferred Stockholders have provided written consent in favor of said amendment in accordance with the provisions of Section 228 of the DGCL.
THIRD: The Amended and Restated Certificate of Incorporation is hereby amended by replacing in its entirety Section 3(ii) of Exhibit A thereto to read as follows:
“If any shares of Series J Preferred Stock are outstanding, unless the full amount of the next Dividend Payment has been declared and a sum sufficient to pay it in full in cash has been set apart for payment, no dividends shall be declared or set apart for payment on any Junior Shares, provided that the Company may declare or set apart for payment dividends consisting solely of warrants or other rights to acquire, against the payment of a cash purchase price to the Company, newly issued Common Stock without the prior declaration or setting apart for payment dividends on the Series J Preferred Stock.”
[Signature Page Follows]

Exhibit 3.1

IN WITNESS WHEREOF, said Voltari Corporation has caused this Certificate to be signed by a duly authorized officer of this Corporation on the 5th day of September, 2014.

VOLTARI CORPORATION

By:	/s/ Richard Sadowsky
Name:	Richard Sadowsky
Title:	Acting Chief Executive Officer